Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Distribution Agreement between ALPS Distributors, Inc. and Thrivent ETF Trust dated May 20, 2022, as amended, is amended as follows:

1.	APPENDIX A: LIST OF FUNDS shall be deleted in its entirety and replaced with the following new APPENDIX A: LIST OF FUNDS:

APPENDIX A

LIST OF FUNDS1

Effective as of June 2, 2025

Thrivent Core Plus Bond ETF (TCPB)

Thrivent Small-Mid Cap Equity ETF (TSME)

Thrivent Ultra Short Bond ETF (TUSB)

Thrivent Small Cap Value ETF (TSCV)

Thrivent Mid Cap Value ETF (TMVE)

ALPS Distributors, Inc.		Thrivent ETF Trust

By:	/s/ Stephen Kyllo	By:	/s/ Michael W. Kremenak
Name:	Stephen Kyllo	Name:	Michael W. Kremenak
Title:	SVP & Managing Director	Title:	President

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.